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May 2, 2011

Gus Rodriguez, Accounting Branch Chief
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Liberator Medical Holdings, Inc. (“Liberator”)
Form 10-K for the Year Ended September 30, 2010
Filed January 13, 2011
File No. 000-05663

Dear Mr. Rodriguez:

Reference is made to your letter dated April 20, 2011.

Liberator respectfully requests an extension to May 20, 2011, to respond to the Staff’s comments.

Very truly yours,

/s/ Jonathan L. Shepard

Jonathan L. Shepard
Attorney for Liberator Medical Holdings, Inc.

JLS/bjp